EXHIBIT 10.18
NETWORK SERVICES AGREEMENT
     THIS AGREEMENT, dated September 28, 2000, is entered into by and between One Call Communications, Inc., an Indiana corporation, of 801 Congressional Boulevard, Suite 100, Carmel, Indiana 46032 (hereinafter referred to as “One Call”) and
Aprimo 510 East 96th Street Suite 300 Indianapolis, Indiana 46240
whose address is shown on the last page of this Agreement ((hereinafter referred to as “Customer”).
     WHEREAS, One Call is engaged in the business of providing network communications services and Internet access services, and
     WHEREAS, Customer desires to have One Call provide network communications services and Internet access services,
     NOW, THEREFORE, it is agreed as follows:
1. Services.
     One Call will provide the services set forth in Exhibit A attached hereto, (the “Services”) commencing on circuit installation (the “Start Date”).
2. Fees.
     Customer will pay One Call for the Services in accordance with the schedule of fees set forth in Exhibit B attached hereto, (the “fees”). Payment for Services: One Call will invoice Customer on a monthly basis for Services provided to Customer during the prior calendar month. Payment of each monthly invoice shall be due within thirty (30) days after the first (1st) of the calendar month covered by each invoice. A late payment fee equal to eighteen percent (18%) per annum on all overdue payments will be due and payable by Customer, said fee to be computed daily from the date payment was due until payment is received by One Call. All amounts owing by Customer shall be payable with reasonable attorney fees in the event legal or court proceedings are initiated for the collections thereof.
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3. Responsibilities of Customer.
     Customer will perform the tasks and provide the equipment identified in Exhibit C attached hereto (“Customer Responsibilities”) prior to One Call’s performance of the Services. Failure of Customer to perform any of Customer Responsibilities that are required to be performed on or before the Start Date shall constitute a material breach of this Agreement by Customer.
4. Term of Agreement.
     The term of this Agreement shall be for a period of one (1) year, commencing on the date hereof, and this Agreement will automatically be renewed for successive periods of twelve (12) months each unless written notice is given by one party to the other at least thirty (30) days prior to the expiration of the current term of such party’s intent to terminate at the end of such term.
5. Service Interruption.
     Customer shall notify One Call immediately if the Services are interrupted for any reason. One Call will investigate the cause of the interruption within a reasonable period of time and notify Customer of the cause. If the interruption was caused by One Call, then One Call shall use reasonable efforts to correct the cause and restore the Services to Customer. If, the interruption was caused by Customer or Customer’s equipment, then Customer shall be solely responsible for correcting the cause. One Call will cooperate with Customer in correcting any interruption caused by Customer or Customer’s equipment.
6. Maintenance of Customer Equipment.
     Customer shall maintain and service all equipment identified in Exhibit C and any other equipment used by Customer in connection with the Services which is not provided One Call.
7. Regulatory Matters.
     Customer shall at all times comply with and conform to all federal, state and local laws, rules, regulations, ordinances, tariffs, dockets, orders, and guidelines applicable. Customer shall permit One Call to take whatever steps are necessary to ensure that One Call is in compliance with all federal, state and local laws, rules, regulations, ordinances, tariffs, dockets, orders and guidelines applicable.
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8. Limited Warranty and Disclaimer.
     One Call will provide the services to Customer in conformity with industry standards for the Services and with accordance to the addendum attached titled, “Service Level Agreement”. Otherwise the services are provided “as is.” Except for the limited warranty in this section 8, One Call makes no other warranties, express or implied, with respect to the services, and One Call specifically disclaims all other express or implied warranties, including any implied warranties of merchantability or fitness for a particular purpose. One Call does not warrant that the services will be uninterrupted.
9. Limatation of Liability.
     One Call’s liability to customer hereunder for damages, regardless of the legal theory of the claim, shall not exceed all amounts actually paid to One Call under this agreement for the services and such claim for a return of amounts paid shall be customer’s exclusive remedy for any damages. Further, One Call shall not be liable to customer for lost profits or for any special, incidental, or consequential damages whatsoever, even if One Call knew about the possibility of such damages. One Call is expressly not liable for any damages that may occur to customer’s data, business, or business relationships due to malfunctioning or interruption of the services.
10. Indemnification.
     (a) Customer shall defend, indemnify, and hold harmless One Call and its directors, officers, agents, officials, and employees from and against any and all claims, actions, causes of action, liabilities, fines, penalties, judgments, liens, and costs and expenses, including court costs and reasonable attorney fees arising out of any negligent or willful act or omission by Customer; any material breach of this Agreement by Customer; any failure by Customer to comply with any applicable federal or state laws, rules, regulations, tariffs, dockets, laws, ordinances, orders or guidelines, or other regulatory requirements applicable to Customer; or any claim by a third party related to any activities of Customer in connection with the Services unless caused by the negligent or willful act or omission of One Call.
     (b) One Call shall defend, indemnify, and hold harmless Customer and its directors, officers, agents, officials, and employees from and against any and all claims, actions, causes of action, liabilities, fines, penalties, judgments, liens, and costs and expenses, including court costs and reasonable attorney fees arising out of any negligent or willful act or omission by One Call; any material breach of this Agreement by One Call; or any failure by One Call to comply with any applicable federal or state laws, rules, regulations, tariffs, dockets, laws, ordinances, orders or guidelines, or other regulatory requirements applicable to One Call.
     Network Services Agreement, Page 3

11. Termination.
     In addition to all other rights of termination as herein provided, both Customer and One Call shall have a right to terminate this Agreement by reason of a material breach by the other party of any terms of this Agreement if such breach is not cured within thirty (30) days after written notice of such breach is given to the breaching party. One Call may terminate this Agreement at any time upon written notice to Customer of its current network facilities or arrangements are terminated for any reason beyond the control of One Call.
12. User Relations.
     Customer shall be responsible for communicating with its users of the Services provided by One Call. Customer shall independently establish the charges to its users for the Services provided in connection with this Agreement. Customer shall be solely responsible for passwords and any other security systems implemented by Customer or its users of the Services provided under this Agreement. Customer acknowledges that information transmitted using the Services may be publicly accessible. Customer shall assume sole responsibility for determining whether any transmitted information is confidential and shall adviser its users of the public accessibility of information transmitted using the services. One Call assumes no responsibility for protecting the privacy of any information transmitted using the Services and no responsibility for limiting access to such information.
13. Force Majeure.
     To the extent that either Customer or One Call shall be prevented or delayed from performing hereunder or giving any notice because of any event or circumstance over which such parties have no reasonable control (including, without limitation, war, fire, civil commotion, strike, flood, power shortages or outages, communications breakdowns and outages, acts or orders or regulatory agencies having jurisdiction, and the like), then such party shall be excused from performing or giving such notice for the duration of such event or force majeure, provided, however, that if the duration of the delay caused by such an event shall exceed thirty (30) days, the party who was to benefit from the performance of such act shall have the right to terminate this Agreement by giving written notice to the other party.
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14. Nature of Relationship Between Parties.
     Nothing herein shall be construed to place the parties in a relationship of partners or joint venturers, and this Agreement does not make either party the agent or legal representative of the other for any purpose whatsoever. The parties further agree that no representation shall be made by either party that would create an apparent agency, employment, partnership, or joint venture. Neither party shall have the power, expressed or implied, to obligate or bind the other in any manner whatsoever. Neither party shall be responsible for any act or omission of the other or any employee of the other. No employee of One Call is or shall be considered an employee of Customer and no employee of Customer shall be considered an employee of One Call for any purpose in connection with the performance of Services under this Agreement.
15. Changed Business Economic Conditions.
     The parties hereto recognize and affirm that the fee schedule set forth in Exhibit B is based upon current business and economic condition in the telecommunications industry in the United States and that such business and economic conditions may adversely change in the future by reason of competition, industry consolidation, governmental regulation, loss by One Call of current network facilities or arrangements, and factors which are beyond the control of One Call. In view of these factors, One Call may change the fee schedule at any time upon thirty (30) days prior written notice to Customer. Customer then has thirty (30) days to terminate Agreement after notice of change in the Schedule.
16. Bankruptcy.
     In the event either One Call or Customer becomes bankrupt (files a petition in bankruptcy or has an involuntary petition in bankruptcy filed against them and said petition is not dismissed within sixty (60) days of such filing), the other party may elect to terminate this Agreement by written notice effective at the end of the calendar month such notice was given.
17. Arbitration.
     All claims or disputes arising out of this Agreement or the alleged breach thereof shall be decided by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in existence unless the parties mutually agree otherwise. Notice of the demand for arbitration shall be submitted in writing to the other party to the Agreement and to the American Arbitration Association. All arbitration proceedings and hearings shall be held in Indianapolis, Indiana. Any arbitration award shall be binding and enforceable in any court having jurisdiction of the parties hereto. The cost of the arbitration proceeding, exclusive of each party’s own attorney fees and out-of-pocket expenses, shall be borne equally by the parties.
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18. Notices.
     Any notice either party desires to give the other party hereunder shall be in writing and shall be delivered by first class United States mail, postage prepaid, addressed to the parties at their addresses set forth below unless such addresses are changed by written notice from time to time. Written notices may also be faxed to either party, but, to be effective, the notice must also be mailed as aforesaid.

If to One Call:	One Call Communications, Inc.
801 Congressional Boulevard
Carmel, Indiana 46032
ATTENTION: President
Fax Number: 317-580-7421
If to Customer:	To Customer at the address set forth below.
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19. Non-Waiver.
     No term or provision of this Agreement shall be deemed waived and no breach or default shall be deemed excused unless such waiver or consent shall be in writing and signed by the party claimed to have waived or consented. No consent by any party to, or waiver of, a breach or default by the other, whether express or implied, shall constitute a consent to, waiver of, or excuse for any different or subsequent breach or default.
20. Assignment.
     This Agreement may not be assigned by Customer except with the written consent of One Call, which consent shall not be unreasonably withheld.
21. Governing Law.
     This Agreement and any disputes relating thereto shall be governed by the Laws of the State of Indiana.
22. Binding Effect.
     This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties.
23. Headings and Titles.
     The headings and titles in this Agreement are for convenience of reference only and shall not be construed to define or limit any of the terms herein or affect the meanings or interpretations of this Agreement.
24. Entire Agreement.
     This Agreement represents the entire understanding between the parties regarding the subject matter hereof and supersedes all other prior and contemporaneous agreements, understandings, negotiations, and discussions between the parties with respect to such subject matter.
25. Severability.
     If any provision of this Agreement is held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement will remain in full of force and effect.
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Network Services Agreement
IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Agreement the day and year first above written.

ONE CALL COMMUNICATIONS, INC.	APRIMO INCORPORATED

(One Call)	(Customer)

By: /s/ [ILLEGIBLE]	By: /s/ Nicholas Mathioudakis

Printed Name:	Printed Name: Nicholas Mathioudakis

Title:	Title: VP

Date:	Date: September 12, 2000

Customer Address:

510 East 96 th St., Suite 300

Indianapolis IN 46240

Attention: Kent Campbell

Contact Number: 317.803.4314

Fax Number: 317.803.4251

Emergency Number: 317.508.6946

Technical Contact:

Contact Name: DARREN SCHUBERT

Contact Number: 317.803.4388

Emergency Number: 317.698.6383

Maintenance E-mail Notification:

darren. schubert @ aprimo.com

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